Exhibit 99.1

         THE GYMBOREE CORPORATION ANNOUNCES NEW SHARE REPURCHASE PROGRAM

    SAN FRANCISCO, Jan. 29 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) announced that its Board of Directors has authorized the Company to utilize $50 million of its cash reserves to purchase shares of the Company's outstanding common stock under a share repurchase program.
Purchases under the share repurchase program will be made from time to time on the open market or in privately negotiated transactions, consistent with the Company's previously authorized plan. Depending on market conditions and other factors, purchases under this program may be commenced or suspended without prior notice at any time, or from time to time, through February 2, 2008. At current price levels, approximately 3% to 4% of the Company's outstanding shares could be repurchased under this program.

    A previous share repurchase program, executed in calendar year 2006, resulted in the repurchase of over 3.2 million shares for a total value of $110 million.

    About The Gymboree Corporation

    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of December 30, 2006, the Company operated a total of 720 stores: 580 Gymboree(R) retail stores (552 in the United States and 28 in Canada), 42 Gymboree Outlet stores, 81 Janie and Jack(R) retail shops and 17 Janeville(R) stores in the United States. The Company also operates online stores at http://www.gymboree.com and http://www.janieandjack.com , and offers directed parent-child developmental play programs at 550 franchised and company-operated centers in the United States and 28 other countries.

    Forward-Looking Statements

    The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's share repurchase program. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including the price of our stock and stock market conditions as well as other factors which may affect our future financial performance including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, unanticipated costs actually incurred in connection with the closure of the Janeville division, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 28, 2006. These forward-looking statements reflect The Gymboree Corporation's expectations as of January 29, 2007. The Gymboree Corporation undertakes no obligation to update the information provided herein.

    NOTE: Gymboree, Janie and Jack, and Janeville are registered trademarks of The Gymboree Corporation.

SOURCE  The Gymboree Corporation
    -0-                             01/29/2007
    /CONTACT: Investor Relations, Jeffrey P. Harris, +1-415-278-7933, or investor_relations@gymboree.com, or Media Relations, Jamie Falkowski, +1-415-278-7942, or media_relations@gymboree.com/
    /Web site:  http://www.gymboree.com /
    (GYMB)